EXHIBIT 10.0
                           REVISED LICENSING AGREEMENT

The following summarizes the agreement for the outstanding royalties and note payments:

The current unaudited balance is $88,914.18, including accrued interest and royalties through 2002.

Vapotherm will make an immediate payment of $8,914.18 to Transpritator Technologies, Inc. by bank check. Transpirator will extend the balance of $80,000 into a Promissory note with interest at 1% above the current prime rate maturing March 30, 2003. Future royalties will be paid quarterly according to the license agreement and interest will accrue to the maturity of the note.

Vapotherm will extend the term of the agreement dated May 4, 1997 to an expiration date of September 27, 2006. See section 5 below for original expiration date.

To ensure that we have a mutual understanding on the terms of the license agreement dated May 4, 1997, a number of clarifications are itemized here to ensure we're in complete agreement:

     1. All calculations for royalties are based on Section II of Exhibit B ("New Products"). (Note: If Vapotherm elected to manufacture and sell the original designs of the MT-1000 or the MT-3000, Section I would apply). This covers the respiratory therapy units sold by Vapotherm, currently the Vapotherm 2000i, as well as the Vapotherm(TM) 5000 home care unit when it is launched during this year. Future versions of these units will be covered as well. The license agreement also covers the sale of vapor transfer cartridges by Vapotherm, with the royalty rate on the cartridges at 50% of the rate being applied to the base units.

     2. Royalties applied to the base therapy units (e.g. 2000i, 5000) are based on annual sales volumes and will be 5% for the first $1,000,000 in sales of those units each year, 3.5% of those sales from $1,000,001 to $2,000,000 and 2.5% of those sales above $2,000,000. For example, according to the above formula, $10,000,000 in sales of base units in any given year would pay a royalty of $285,000, or an effective rate of 2.85%. All cartridges sold during this period, with be at 50% of the rate applied to the base units.

     3. The minimum royalty prepayment of $175,000, of which $102,500 was paid in cash, with the balance covered in the Promissory note, was a license fee, and is not applied as credit against future royalty payments.

     4. The license can be fully paid up, with all title and interest in the technology, at any time by Vapotherm with a payment of $2,000,000. This payment is in addition to any royalties previously paid and/or accrued.

     5. The license agreement expires concurrently with the expiration of the licensed patent #4,773,410. The patent has an expiration date of September 27, 2005. By this letter, we are extending the term of the license agreement to one year beyond that date, or September 27, 2006.

     6. Vapotherm, Inc. is in the business of developing, manufacturing and marketing products used in the treatment of chronic lung disease and acute breathing disorders. As such, we may choose to acquire or develop technologies that utilize other methods of providing respiratory therapy (for example, ventilators, positive pressure devices). The license agreement requires Vapotherm to pay royalties on devices that incorporate the technology developed utilizing patent number 4,773,410 only.


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     7.   Transpirator  maintains  the  right  to  audit Vapotherm's records, at
          Transpirator's expense, to ensure the calculation of royalties is consistent with this agreement.

Acceptance of this letter and the Vapotherm payment of $8,914.18 acknowledges our mutual agreement as to the validity and terms of the license agreement as stated above, as well as the satisfaction of all past and current obligations of Vapotherm, Inc. to Transpirator Technologies, Inc. Furthermore, this letter and the license agreement between Vapotherm, Inc. and Transpirator Technologies, Inc. contain the entire agreement among and between the parties. No other terms are agreed or implied.

Agreed  by:
/s/Ray  Romano,
----------------------------
Chairman  &  CEO
Transpirator  Technologies,  Inc.

Agreed  by:

/s/Robert  Storey                             /s/Bill  Niland
---------------------                         -------------------
President  &  CEO                             Chairman
Vapotherm,  Inc.                              Vapotherm,  Inc.

Date:
September  25,  2002



PAYMENT  WORKSHEET
------------------


Current  Promissory  Note  Principal               $72,500.00

Accrued  Interest                                 $  1,721.88

Accrued  Royalties  (1Q  &  2Q  2002)              $14,692.30
                                                  -----------


          Total  Payment                           $88,914.18


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